Exhibit 10.10
DYNEX CAPITAL, INC.
ANNUAL CASH INCENTIVE PLAN

(amended and restated effective as of January 1, 2025)
1.Purpose. The purpose of the Dynex Capital, Inc. Annual Cash Incentive Plan, as amended and restated effective as of January 1, 2025 (the “Plan”), is to attract, retain and motivate key employees by providing annual incentive awards to designated employees of Dynex Capital, Inc. (the “Company”) and its subsidiaries. The Plan is designed to align key employee interests with the interests of the Company’s shareholders and to create value by providing appropriate annual incentives to key employees to achieve corporate and individual performance goals, while appropriately balancing risk with reward.
2.Annual Plan. The Plan is an annual plan and shall remain in effect until terminated, replaced or superseded by the independent directors of the Board of Directors (the “Independent Directors”). A new plan year shall commence on each January 1 and shall end each December 31. A new incentive opportunity, with a performance period that is the same as the plan year (January 1 through December 31), will be granted under the Plan each plan year only to individuals who are eligible Participants for such plan year (as determined pursuant to Section 4).
3.Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee will have the full power and discretionary authority to interpret the Plan, establish the corporate/individual goals, and respective weightings of each, and the minimum, target and maximum targets and applicable weightings of the performance goals, determine the achievement of performance goals and assess individual performance, determine whether a Participant will receive a bonus amount, determine individual bonus amounts, determine rules for the operation and administration of the Plan and make all other necessary or advisable determinations with respect to the Plan. Any action required of the Committee under the Plan shall be made in the Committee’s sole discretion and not in a fiduciary capacity. Subject to the provisions of Section 11, any interpretation or determination by the Committee under the Plan shall be binding on all parties.
4.Participation. Only those individuals who are serving as executive officers as of the first quarter Board meeting each year are eligible to participate in the Plan for that plan year (the “Participants”). In the case of a promotion, an individual must have been promoted to “executive officer” by such first quarter Board meeting in order to participate in the Plan for that plan year. All bonus amounts shall be awarded conditional upon the Participant’s acknowledgement, by participating in the Plan, that all decisions and determinations of the Committee shall be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest in a bonus amount.
5.Bonus Opportunity. Each plan year, the Participant will be granted an incentive opportunity, with a target incentive opportunity equal to a certain percentage of the Participant’s base salary and, if applicable, a maximum incentive opportunity equal to a certain percentage of the Participant’s base salary, in each case, as determined by the Committee and subject to the Participant’s Employment Agreement (as defined in Section 10(b)). For purposes of determining a Participant’s incentive opportunity under the Plan for a given plan year, the Committee may use the Participant’s base salary as of January 1 of such plan year or as of any other reference date as determined by the Committee, except as otherwise set forth in the Participant’s Employment Agreement.
6.Performance Goals. Bonuses under the Plan will be awarded to the Participants based on the achievement of performance goals established by the Committee for the applicable performance period. For each performance period, the Committee will establish performance goals, targets and weightings for the Participants. Goals maybe be based on corporate and individual goals established by the Committee for each Participant. The weighting of corporate and individual goals for each Participant may be different among Participants. The corporate and individual goals may consist of quantitative or qualitative Company or individual goals, including but not limited to the following: annual and/or longer-term performance based on absolute terms or versus a benchmark and/or a select group of peers; general and administrative expense efficiency ratio; attainment of Company financial or strategic objectives; and attainment of personal objectives. For each corporate and individual goal, the Committee will also establish the criteria for determining minimum, target and maximum performance with respect to such goal. The Committee may provide for adjustments at the time it sets the performance goals or otherwise, as it deems appropriate in its discretion.
7.Determination of Performance. Following the end of the performance period, and no later than its first quarter Committee meeting held on or before March 10, the Committee will determine and certify the level of performance achieved with respect to each of the performance goals for the performance period that just ended.
(a)Management will calculate the Company’s performance against the previously-established corporate quantitative goals and targets and present preliminary calculations of the same to the Committee for its review.
(b)Performance with respect to the corporate/individual qualitative goals will be calculated by the Committee in its good faith discretion in accordance with the weightings and criteria previously established.
(c)The Committee certification of performance will occur no later than the March 10 immediately following the end of the performance period but not before the results for the Company have been finalized for the prior year.
8.Determination of Bonus Amounts Payable Each Year. Following the end of the performance period, and no later than its first quarter Committee meeting held on or before March 10, the Committee will determine the bonus amount for each Participant based on the Committee’s certification of the performance level achieved during the performance period, market conditions and the Committee’s discretion. Taking into account market conditions and the Committee’s discretion to determine the bonus amount for each Participant, the bonus amount will be based on the performance level achieved for the relevant performance goal for the performance period, multiplied by the relevant weighting of incentive opportunity for such goal established for the performance period, multiplied by the target incentive opportunity percentage established by the Committee, multiplied by the Participant’s applicable base salary amount.
Example: Bonus Amount for Each Corporate/Individual Goal = ([performance level % achieved for each corporate/individual goal] x [weighting for each corporate/individual goal] x [target incentive opportunity %] x [applicable base salary]).
The Committee shall have sole discretion to determine whether and to what extent the performance goals have been attained, whether adjustments (up or down) shall be made to any bonus, and the bonus amount, if any, to be paid to each Participant, subject to the terms of the Participant’s Employment Agreement. No bonus (nor any pro rata portion thereof) shall be earned unless and until the Committee has approved the amount of any such bonus to be paid to the Participant, the Participant has met all the conditions of the Plan, and any applicable Company policies have been applied or have lapsed as to applicability.
9.Payment of the Bonus Amount. All bonus amounts awarded under the Plan will be paid in cash. The bonus amount for each performance period ending on December 31 of any plan year shall be paid to the Participant during the period that begins on January 1 and ends on March 15 of the calendar year immediately following the end of the performance period after the Committee determines the bonus amounts for the performance period (the “Payment Date”). All bonus amounts paid under this Plan shall be subject to all applicable federal, state or local taxes required by law to be withheld.
10.Termination of Employment. Subject to Section 15 to the extent applicable and subject to the Participant’s Employment Agreement, the following provisions shall apply in the event the Participant’s employment terminates prior to a Payment Date under the Plan:
(a)Except as otherwise provided in Section 10(b), the bonus amounts under the Plan shall be paid upon a termination of a Participant’s employment as follows:
(i)In the event of termination of the Participant’s employment (A) by the Company other than for Cause or (B) by the Participant voluntarily or (C) due to the Participant’s death, in each case, after the end of the performance period but prior to the Payment Date for such performance period, any bonus amounts for any such completed performance periods will be paid to the Participant in a lump sum cash payment on the Payment Date (or, if required to comply with Code Section 409A, 60 days following the termination of the Participant’s employment, if earlier).
(ii)In the event of termination of the Participant’s employment (A) by the Company for any reason other than for Cause or (B) due to the Participant’s death, in each case, before the end of the performance period (but only if the termination occurs no earlier than the last day of the first quarter of the performance period), a pro-rata bonus (based on the period of the performance period during which the Participant was employed) will be paid to the Participant in a lump sum cash payment for the performance period based upon: (x) with respect to corporate goals related to financial performance or stock price, actual performance through the calendar quarter ending on or immediately prior to the date of the Participant’s termination and (y) with respect to other corporate/individual goals, the Participant’s maximum incentive opportunity for such corporate/individual goals under the Plan for the performance period. The pro-rata bonus will be paid in a lump sum cash payment on the earlier of: (1) 60 days following the termination of Participant’s employment or (2) the Payment Date.
(iii)In the event of termination of the Participant’s employment (A) by the Company for any reason before the last day of the first quarter of the performance period or (B) upon a voluntary termination by the Participant at any time during a performance period, no bonus amounts will be paid to the Participant for such performance period.
(iv)In the event of termination of the Participant’s employment for Cause, all rights under the Plan shall be immediately forfeited and no bonus amounts will be paid to the Participant following such termination.
(b)If the Participant has an employment agreement, or if the Participant does not have an employment agreement, a severance agreement (either, an “Employment Agreement”) in place at the time of termination of employment, then the Participant’s right to receive bonus amounts under the Plan (if any) shall be governed by the Employment Agreement and, in the event of a conflict between the Plan and the Participant’s Employment Agreement, the Participant’s Employment Agreement shall control; provided, however, that the time and form of payment of any bonus amount payable under the Plan shall not be changed by the Employment Agreement to the extent such change would either violate Code Section 409A (as defined in Section 15) or cause an otherwise exempt payment to be subject to Code Section 409A.
(c)Cause. For purposes of the Plan, the term “Cause” shall have the meaning given that term in the Participant’s Employment Agreement. If not defined in the Participant’s Employment Agreement, “Cause” shall mean any of the following:
(i)the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), if, within 30 days of receiving a written demand for substantial performance from the Board or the CEO that specifically identifies the manner in which the Participant has not substantially performed his duties, the Participant shall have failed to cure such non-performance or to take measures to cure the non-performance;
(ii)the willful engaging by the Participant in gross misconduct that is materially and demonstrably injurious to the Company or any subsidiary;
(iii)the willful disclosure to an external party by the Participant without authorization of any confidential information of the Company or any subsidiary; or
(iv)the arrest of the Participant of a felony.
11.Review Procedure. Any Participant with an issue regarding bonus amounts or the administration of the Plan may file a claim in writing to the Committee within 90 days of the date on which the Participant first knows (or should have known) of the facts on which the claim is based. The Committee shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. The determination of the Committee as to any complaint or dispute will be final and binding.
12.Deferral. Bonus amounts under the Plan may be deferred by the Participant in accordance with any deferred compensation plan adopted by the Company that is available to executive officers, except to the extent such deferral would violate Code Section 409A.
13.Nonassignability. Bonus amounts may not be transferred, alienated or assigned prior to the Payment Date. To the extent any bonus amounts are payable under the terms of the Plan following a Participant’s death, such bonus amounts will be paid to the Participant’s estate.
14.Nonexclusive Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Company or any subsidiary to adopt such other incentive arrangements as it may deem desirable, and such arrangements may be either generally applicable or applicable only in specific cases.
15.Code Section 409A Compliance.
(a)The Plan is intended to comply with Section 409A of the Code and applicable guidance issued thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A (specifically, the “short-term deferral” exemption) and, accordingly, all provisions of the Plan and any award agreements under which any amounts are paid under the Plan (for purposes of this Section 15, the Plan and any applicable award agreement are collectively referred to as the “Plan”) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Any right or benefit which is provided pursuant to or in connection with the Plan and which is considered to be nonqualified deferred compensation subject to Code Section 409A is hereinafter referred to as a “409A Benefit”.
(b)A 409A Benefit shall be provided and paid in a manner, and at such time and in such form, as to comply with Code Section 409A or an exemption. Notwithstanding any other provision of the Plan, a 409A Benefit shall be paid at the earliest to occur of the following (but in all events subject to any forfeiture provisions if such 409A Benefit is not vested at the time of the payment event): a fixed payment date as set forth in Section 9, separation from service of the Participant as defined under Code Section 409A (see Section 15(c) below), death of the Participant, disability of the Participant as defined under Code Section 409A, or a change with respect to the Participant in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets of the Company as defined under Code Section 409A or, in the discretion of the Committee or its delegate. Neither a Participant nor the Company shall take any action to accelerate or delay a 409A Benefit in any matter that would not be in compliance with Code Section 409A.
(c)A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the form or timing of payment of any 409A Benefit and that are paid upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of the Plan under which (and to the extent) a 409A Benefit is paid, references to a “termination” or “termination of employment” or “resign” or “resignation” or like references shall mean separation from service. If the Participant is deemed on the date of separation from service with the Company and any subsidiary to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any 409A Benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), payment of any such amounts shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Participant’s separation from service or (ii) the date of the Participant’s death.
(d)For purposes of determining the application of Code Section 409A and any exemptions from Code Section 409A, each bonus amount determined for each performance period shall be treated as a separate payment and, to the extent paid in installments, each installment shall be considered a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of a payment under this Plan.
(e)When, if ever, a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 60 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company or Committee. For any bonus amount exempt from the requirements of Code Section 409A, payment shall in all events be made by the 15th day of the third month following the end of the first calendar year during which the bonus amount is no longer subject to a substantial risk of forfeiture, subject to the provisions of Treas. Reg. §1.409A-1(b)(4)(ii) (regarding certain allowed delayed payments). For the avoidance of any doubt, any cash bonus amount payable for any performance period is intended to be exempt from Code Section 409A and shall be administered consistent with that intention.
(f)Notwithstanding any of the provisions of the Plan, the Company shall not be liable to the Participant if any payment which is to be provided pursuant to the Plan and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
16.Amendment and Termination. The Plan may only be amended or terminated by approval of the Independent Directors, based on the recommendation of the Committee. The Committee shall review the Plan periodically and recommend any amendments thereto which it deems appropriate or desirable, for approval by the Independent Directors. Upon recommendation of the Committee, the Independent Directors may amend or terminate this Plan at any time. Any amendment or termination of the Plan shall be implemented in a manner which complies with any applicable provisions under Code Section 409A (as defined in Section 15).
17.Effectiveness of the Plan. The Plan shall first be effective on January 1, 2025 and shall continue indefinitely, subject to the Independent Directors’ right to terminate the Plan. The Plan replaces and supersedes in its entirety the prior Dynex Capital, Inc. Annual Cash Incentive Plan, as amended and restated effective as of January 1, 2021.

18.Plan Not a Contract. The Plan shall not be deemed to constitute a contract between the Company and any employee, and nothing contained in the Plan shall confer upon an employee any right to continued employment, nor interfere with the right of the Company or any subsidiary to terminate a Participant’s employment with the Company or subsidiary.
19.Clawback. Any bonus amount that a Participant receives under the Plan is subject to repayment to (i.e., clawback by) the Company or a related entity (a) as required by applicable law, or (b) pursuant to an applicable clawback policy adopted by the Board from time to time. Any such clawback determination shall be made in good faith by the Board or a committee thereof and consistent with applicable law and the terms of the clawback policy, if applicable. Any recovery of any bonus amount covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.
20.Successors. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and each Participant’s heirs, executors, administrators and legal representatives.
21.Governing Law. The Plan shall be construed and interpreted under the laws of the Commonwealth of Virginia.
Approved by the Independent Directors of the Board of Directors on March 24, 2025.